                                   EXHIBIT 3

                          CERTIFICATE OF AMENDMENT OF
                        CERTIFICATE OF INCORPORATION OF
                             RITE AID CORPORATION



IT IS HEREBY CERTIFIED THAT:

     1. The name of the corporation (hereinafter called the "Corporation") is RITE AID CORPORATION.

     2. The Certificate of Incorporation of the Corporation is hereby amended by striking out the first paragraph of Article FOURTH, as amended on July 14, 1986, and by substituting in lieu of said paragraph the following new first paragraph of Article
FOURTH:

             FOURTH:  The total number of shares of stock
            which this corporation shall have authority to issue shall be two hundred sixty million (260,000,000) shares of which two hundred forty million (240,000,000) shares shall be Common Stock of the par value of $1.00 per share, and twenty million (20,000,000) shares shall be Preferred Stock of the par value of $1.00 per share."

     3. The capital of the Corporation will not be reduced under or by reason of the foregoing amendment to the Certificate of Incorporation of the Corporation.

     4. The amendement of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation law of the State of Delaware.

     IN WITNESS WHEREOF, we, Alex Grass and Charles J. Slane,
Chairman of the Board and Vice President and Secretary, respectively, of RITE AID CORPORATION, have signed this Certificate and caused the corporate seal of the Corporation to be hereunto affixed this 7th day of July, 1993.


                                  /s/Alex Grass
                                  ----------------------------
                                  Alex Grass
                                  Chairman of the Board



ATTEST:                           /s/Charles J. Slane
                                  ----------------------------
                                  Charles J. Slane
                                  Vice President and Secretary